SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------

                                    Form 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                           The Securities Act of 1934


        Date of Report (Date of earliest event reported): August 11, 2000

                            ------------------------


                               VALUE AMERICA, INC.
             (Exact name of registrant as specified in its charter)



           Virginia                      000-25689               33-0712568
(State or other jurisdiction of         (Commission           (I.R.S. Employer
incorporation or organization)          File Number)         Identification No.)

                            ------------------------

                               1560 Insurance Road
                         Charlottesville, Virginia 22911
          (Address of principal executive offices, including zip code)
                            ------------------------


       Registrant's telephone number, including area code: (804) 817-7700

ITEM 3 (a).       BANKRUPTCY OR RECEIVERSHIP.

         On August 11, 2000, the Company filed a voluntary petition to reorganize under Chapter 11 of the Federal Bankruptcy Code in the U.S. Bankruptcy Court for the Western District of Virginia, Lynchburg Division, Case # 00-02269-WA under Judge Anderson and U.S. Trustee, James Cosby. The Company issued a press release on August 11, 2000 announcing the filing (attached as Exhibit 99.1 hereto).

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

         (c)      Exhibits.

                  Exhibit 99.1 Press release dated August 11, 2000 pertaining to filing of voluntary reorganization under Chapter 11.

                                   SIGNATURES

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                               VALUE AMERICA, INC.



                                               By:      /s/ Michael J. Waide
                                                        Michael J. Waide
                                                        Chief Financial Officer


August 28, 2000

                                                                    Exhibit 99.1



For Release - Friday, August 11, 2000

                  Value America Files for Chapter 11 Protection

                 to Restructure as Electronic Services Business

CHARLOTTESVILLE, Va.--Value America, Inc. (NASDAQ:VUSA - www.VA.com) announced today that it has filed and will reorganize its business under the protection of a Chapter 11 bankruptcy proceeding. The filing was made in the federal bankruptcy court for the Western District of Virginia. The Company also announced that it has discontinued its e-retailing operations and undertaken a reduction in force to concentrate on the development of its electronic services business.

The electronic services business involves operating an infrastructure system for third party manufacturers, vendors and distributors to enable them to fulfill online orders from consumers, arrange for payment, and deliver goods and products to the consumer, through the use of the Internet.

Glenda Dorchak, Chairman and CEO said, "The decision to shut down our Internet retailing business was difficult. Despite tremendous efforts on the part of our employees and the loyalty of our vendors and customers, it has become apparent that the prospect for near term profitability of a company engaged exclusively in the retail side of the electronic commerce industry is not assured." As part of the shutdown today, the Company terminated 185 employees involved in its retailing operations.

According to Dorchak, "The Chapter 11 filing will protect the interest of our many stakeholders and should ensure that our electronic services business has an opportunity to develop and move forward. After careful consideration, and despite our good faith efforts, we were unable to establish to our satisfaction that our Internet retailing operation would become profitable within a reasonable time frame. However, we believe the Company has one of the most sophisticated and commercially viable technology infrastructure backbones in e-commerce today. We also believe that it will prove valuable to other companies who want to launch an e-commerce solution of their own on the Internet."

With the help of outside consultants, the Company said it has conducted extensive market research to understand how other companies, embarking on their own e-commerce solutions, could deploy Value America's experience, processes and technology. The Company also said it subjected its e-services business plan to due diligence reviews by potential commercial partners and received favorable feedback. The Company intends to continue with its e-services development efforts during the Chapter 11 proceeding. Unlike other dot.com companies that have recently filed for bankruptcy protection, Value America said it expected its electronic services business would emerge, on a stand-alone basis, from the reorganization filing and restructuring efforts.

Potential investors and acquirers already have expressed interest in the electronic services business proposition, the Company announced. Dorchak said, "We are hopeful that this filing will give Value America the breathing room it needs to further enhance the value of our technology and infrastructure assets and further explore opportunities for our electronic services business."

About Value America

Value America, Inc. (www.VA.com), based in Charlottesville, Virginia, was a pioneer in online retailing, bringing features of bricks and mortar to Internet commerce in an inventory-less model. It offers its technological and logistical expertise in e-commerce to manufacturers, content providers, and bricks and mortar retailers looking to come online, and to companies that have been unsuccessful in launching their own e-commerce operations.

Forward Looking Statements

This news release contains statements of a forward-looking nature relating to the future events or the future financial results of Value America, including the Company's ability to develop its electronic services business and the ability of the Company's e-services assets to survive the Chapter 11 filing. Investors are cautioned that such statements are only predictions or represent expectations by the Company, and that actual events or results may differ materially. In evaluating such statements, investors should specifically consider carefully various factors that could cause actual events or results to differ materially from those indicated from such forward-looking statements. Among other factors, consideration should include the Company's ability to succeed in its transition to the electronic fulfillment business, close the electronic retail business, and achieve cost savings and efficiencies contemplated from the transition plan and reduction in force. Investors should consider these and other risk factors described more fully in Value America's filings with the Securities and Exchange Commission including those on Forms S-1, S-3, 10-K, 10-Q and 8-K.


                                     # # # #

     Value America Media Contacts:

     Investors:                              Media:
     Michael Waide                           Michelle Ross
     (804) 951-4272                          202) 973-3614
     mwaide@valueamerica.com                 mross@porternovelli.com